EXHIBIT 8.3(e)

May 1st, 2008

Kemper Investors Life Insurance Company

15375 SE 30th Place, Suite 310

Bellevue, WA 98007

Dear Sir or Madam:

This letter is intended to amend a letter agreement (the “services agreement”), dated November 5, 1997, as heretofore amended, between Deutsche Investment Management Americas Inc. (formerly, Scudder Kemper Investments, Inc. and Zurich Scudder Investments, Inc.) (hereinafter, the “Adviser”) and Kemper Investors Life Insurance Company (“Life Company”) concerning certain administrative services provided by Life Company with respect to certain series of DWS Variable Series II (formerly, Scudder Variable Series II and Kemper Variable Series).

We agree to amend Exhibit A to the services agreement effective May 1st, 2008, to add the DWS Dreman Small Mid Cap Value VIP and DWS Global Thematic VIP (“Additional Portfolios”) as Portfolios (as defined in the services agreement) with the following “Fee for Administrative Services,” payable as provided in Exhibit A:

DWS Dreman Small Mid Cap Value VIP: with respect to the DWS Dreman Small Mid Cap Value VIP Class A shares assets attributable to the Contracts, 25 basis points (0.25%).

DWS Global Thematic VIP: with respect to the DWS Global Thematic VIP Class A shares assets attributable to the Contracts, 25 basis points (0.25%).

As is currently the case for the Portfolios, the use by you of the Additional Portfolios within your variable insurance products will be subject to the participation agreement.

Except as heretofore and hereby amended, the services agreement continues in effect. If you agree with the foregoing, please sign below and return a copy to us.

Very truly yours,

Deutsche Investment Management Americas Inc.

By:	/s/ Michael Colon
Name:	Michael Colon

Title:	Chief Operating Officer

By:	/s/ John B. Ashley
Name:	John Ashley
Title:	Director

Acknowledged and agreed to as of this 4th day of March, 2008

Kemper Investors Life Insurance Company

By:	/s/ Jeffrey S. Horton
Name:	Jeff Horton
Title:	CFO

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